Exhibit 99.1

Contact: Garry O. Ridge

Phone: 619-275-9324

WD-40 COMPANY REPORTS RECORD YEAR IN SALES AND EARNINGS

SAN DIEGO, Oct. 15, 2010 /PRNewswire-FirstCall/ — WD-40 Company (Nasdaq: WDFC) today reported net sales for the fourth quarter ended August 31, 2010 of $80.7 million, an increase of 4% from the fourth quarter of last fiscal year. Year-to-date net sales were $321.5 million, up 10% from last fiscal year. Fiscal year 2010 was a record year for sales and earnings for WD-40 Company.

Net income for the fourth quarter was $6.9 million, down 10% compared to the fourth quarter of last fiscal year. Diluted earnings per common share in the fourth quarter were $0.41 compared to $0.46 during the fourth quarter of last fiscal year. Year-to-date net income was $36.1 million, an increase of 37% from last fiscal year. Year-to-date diluted earnings per common share were $2.15, compared to $1.58 for last fiscal year.

“This past year was the best in our company history, and while the gradual stabilization of the global economy has helped, our success is primarily due to our tribe members’ unwavering focus and exceptional execution of our key strategic initiatives,” said Garry Ridge, WD-40 Company President and CEO. “We were able to accomplish what was on our to do list, and that included a focus on both geographic expansion of our core brands and maximizing our position with multi-purpose maintenance products.”

Summary

•	Net sales increased to $80.7 million for the fourth quarter, up 4% compared to the prior fiscal year’s fourth quarter. Year-to-date net sales increased to $321.5 million, up 10% from last fiscal year.

•

Fourth quarter multi-purpose maintenance product sales, which include the WD-40®, 3-IN-ONE® ,and BLUE WORKS ™ brands, were $63.9 million, up 7% from the previous fiscal year, and $258.1 million for the full year, up 15% as compared to last fiscal year. Homecare and cleaning product sales, which include all of our other brands, were $16.8 million for the fourth quarter, down 7% from the fourth quarter of last fiscal year, and were $63.4 million year-to-date, down 5% from last fiscal year.

•

America’s segment fourth quarter sales were up 2% compared to the prior fiscal year’s fourth quarter and year-to-date were up 7% from the prior fiscal year. Europe segment sales for the fourth quarter were up 5% compared to the prior fiscal year’s fourth quarter and were up 13% year-to-date from the prior fiscal year. Asia/Pacific segment sales for the fourth quarter were up 9% compared to the prior fiscal year’s fourth quarter and were up 20% year-to-date compared to the prior fiscal year.

•

Fourth quarter gross margin was 50.7% of sales compared to 51.6% in the fourth quarter of last fiscal year. For the full year, gross margin was 51.4% of sales, compared to 49.5% in the prior fiscal year.

“During the year we had some stabilization of certain input costs and that, combined with other cost management programs we implemented as well as reduced advertising and promotion discounts, have helped us exceed our long-stated goal of restoring our gross margin above the 50 percent level,” Ridge said. “We have also seen some stabilization of our brands in the highly competitive household products arena.”

Total sales by segment for the fiscal year were 56% from the Americas, 34% from Europe and 10% from Asia/Pacific. During the year, foreign currency exchange rates positively affected net sales by $3.1 million and net income by $0.5 million.

“During the quarter, while we experienced steady growth in the United States, 54% of our global sales were outside of the country,” Ridge said. “The stable platform for growth that we have put in place across the globe and our continued focus on and execution of geographic expansion have proven to be very important to the company.”

Advertising and sales promotion expenses were up 41% for the fourth quarter compared to the same period last fiscal year and were up 13% for the full year compared to the prior fiscal year.

Selling, general and administrative expenses in the fourth quarter were $24.1 million, up 16% compared to the prior fiscal year’s fourth quarter and were $87.3 million for the full year, up 12% compared to the prior fiscal year.

“We launched Blue Works this past year and continue to focus on building this brand one customer at a time, for life,” Ridge said. “We continue to explore other opportunities in the multi-purpose maintenance products arena, and expect to launch additional products in this category over the next two years in various geographic regions.”

The board of directors of WD-40 Company declared on Friday, October 1, 2010 an 8% increase in the regular quarterly dividend to $0.27 per share, payable October 29, 2010 to stockholders of record on October 14, 2010.

Fiscal Year 2011 Guidance

WD-40 Company expects fiscal year 2011 net sales to grow 5.7 % to 10.4% to the range of $340 to $355 million. The company expects net income of $37.8 million to $40.3 million and diluted earnings per common share of $2.25 to $2.40 for fiscal year 2011 based on an estimated 16.8 million weighted average shares outstanding. The company expects advertising and sales promotion expenses to be within the range of 6.5% to 8.0% of net sales.

More detailed information will be available in WD-40 Company’s Form 10-K that will be filed on October 18, 2010.

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to delivering unique, high-value and easy-to-use solutions for a wide variety of maintenance needs of “doer” and “on-the-job” users by leveraging and building the brand fortress of the company. The company markets three multi-purpose maintenance product brands - WD-40®, 3-IN-ONE® and BLUE WORKS™ - and eight homecare and cleaning product brands: X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and No Vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® carpet and household cleaners and rug and room deodorizers, and Lava® and Solvol® heavy-duty hand cleaners.

WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $322 million in fiscal year 2010. Additional information about WD-40 Company can be obtained online at http://www.wd40company.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which cause actual results to differ materially from the forward-looking statements, including the impact of raw materials, changes in foreign exchange rates, impacts of new product and brands and fluctuating market conditions, both in the United States and internationally. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2010	2009	2010	2009
Net sales	$80,681	$77,752	$321,516	$292,002
Cost of products sold(1)	39,776	37,596	156,210	147,469

Gross profit	40,905	40,156	165,306	144,533

Operating expenses:
Selling, general and administrative	24,092	20,686	87,323	78,051
Advertising and sales promotion	5,824	4,121	22,061	19,459
Amortization of definite-lived intangible assets	176	122	724	468
Impairment of indefinite-lived intangible assets	—	3,950	—	6,710

Total operating expenses	30,092	28,879	110,108	104,688

Income from operations	10,813	11,277	55,198	39,845

Other income (expense):
Interest income	50	51	174	428
Interest expense	(399)	(597)	(1,726)	(2,492)
Other (expense) income, net	(209)	(1)	(89)	543

Income before income taxes	10,255	10,730	53,557	38,324
Provision for income taxes	3,367	3,108	17,462	12,037

Net income	$6,888	$7,622	$36,095	$26,287

Earnings per common share:
Basic	$0.41	$0.46	$2.17	$1.59

Diluted	$0.41	$0.46	$2.15	$1.58

Shares used in per share calculations:
Basic	16,667	16,515	16,606	16,503

Diluted	16,808	16,653	16,725	16,656

Dividends declared per common share	$0.25	$0.25	$1.00	$1.00

(1)	Includes cost of products acquired from related party of $125 and $11,675 for the three months and fiscal year ended August 31, 2009, respectively.

WD-40 COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	August 31, 2010	August 31, 2009
Assets
Current assets:
Cash and cash equivalents	$75,928	$45,956
Trade accounts receivable, less allowance for doubtful accounts of $299 and $694 at August 31, 2010 and August 31, 2009, respectively	47,846	48,061
Product held at contract packagers	1,536	1,797
Inventories	13,037	15,858
Current deferred tax assets, net	4,747	4,369
Other current assets	7,314	4,736

Total current assets	150,408	120,777

Property, plant and equipment, net	9,322	10,930
Goodwill	95,235	95,424
Other intangible assets, net	31,272	32,205
Other assets	2,871	3,281

Total assets	$289,108	$262,617

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$18,943	$12,529
Accrued liabilities	14,382	15,233
Current portion of long-term debt	10,714	10,714
Accrued payroll and related expenses	14,265	7,168
Income taxes payable	1,516	2,570

Total current liabilities	59,820	48,214

Long-term debt	10,715	21,429
Long-term deferred tax liabilities, net	17,414	16,868
Deferred employee benefits and other long-term liabilities	4,635	3,159

Total liabilities	92,584	89,670

Shareholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 18,251,142 and 18,093,879 shares issued at August 31, 2010 and August 31, 2009, respectively; and 16,687,644 and 16,530,381 shares outstanding at August 31, 2010 and August 31, 2009, respectively	18	18
Additional paid-in capital	93,101	86,729
Retained earnings	157,805	138,367
Accumulated other comprehensive loss	(4,334)	(2,101)
Common stock held in treasury, at cost — 1,563,498 shares at August 31, 2010 and August 31, 2009	(50,066)	(50,066)

Total shareholders’ equity	196,524	172,947

Total liabilities and shareholders’ equity	$289,108	$262,617

WD-40 COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Year Ended August 31,
	2010	2009
Operating activities:
Net income	$36,095	$26,287
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,248	3,727
Impairment of indefinite-lived intangible assets	—	6,710
Net gains on sales and disposals of property and equipment	(43)	(17)
Deferred income taxes	(152)	(266)
Excess tax benefits from exercises of stock options and conversions of restricted stock units to common shares	(224)	(101)
Stock-based compensation	2,864	2,688
Unrealized foreign currency exchange losses (gains), net	931	(696)
Provision for bad debts	103	500
Equity losses from related party	—	435
Changes in assets and liabilities:
Trade accounts receivable	(1,723)	(1,349)
Product held at contract packagers	265	632
Inventories	2,702	2,034
Other assets	(2,738)	(1,643)
Accounts payable and accrued expenses and liabilities	12,967	(6,669)
Accounts payable to related party	—	547
Income taxes payable	(346)	1,732
Deferred employee benefits and other long-term liabilities	1,475	77

Net cash provided by operating activities	56,424	34,628

Investing activities:
Capital expenditures	(1,769)	(3,008)
Proceeds from sales of property and equipment	216	255

Net cash used in investing activities	(1,553)	(2,753)

Financing activities:
Repayments of long-term debt	(10,714)	(10,714)
Dividends paid	(16,657)	(16,547)
Proceeds from issuance of common stock	3,572	1,296
Excess tax benefits from exercises of stock options and conversions of restricted stock units to common shares	224	101

Net cash used in financing activities	(23,575)	(25,864)

Effect of exchange rate changes on cash and cash equivalents	(1,324)	(2,038)

Net increase in cash and cash equivalents	29,972	3,973
Cash and cash equivalents at beginning of period	45,956	41,983

Cash and cash equivalents at end of period	$75,928	$45,956

WD-40 COMPANY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2010	2009	2010	2009
Net income	$6,888	$7,622	$36,095	$26,287

Other comprehensive income (loss):
Equity adjustment from foreign currency translation, net of income taxes	3,736	1,127	(2,233)	(4,867)

Total comprehensive income	$10,624	$8,749	$33,862	$21,420